Exhibit 10.1

SECURED NOTE PURCHASE AGREEMENT

This Secured Note Purchase Agreement (this “Agreement”), dated as of May 15, 2023, is entered into among JIMMY JANG, L.P., a Delaware limited partnership (“Jimmy Jang”), BAKER TECHNOLOGIES, INC., a Delaware corporation (“Baker”), COMMONWEALTH ALTERNATIVE CARE, INC., a Massachusetts corporation (“CAC”), JUPITER RESEARCH, LLC, an Arizona limited liability company (“Jupiter”), and each of the undersigned parties executing this agreement as a Borrower (collectively, with their respective successors and assigns, and together with Jimmy Jang, Baker, CAC and Jupiter, collectively, the “Borrowers” and each a “Borrower”), TILT HOLDINGS INC., a British Columbia corporation (the “Parent”), JORDAN GEOTAS, as noteholder representative (the “Noteholder Representative”) on behalf of the purchasers (each, individually a “Purchaser,” and collectively, the “Purchasers”) named on the Schedule of Purchasers attached hereto as Schedule 1 (the “Schedule of Purchasers”).  For greater certainty, the term “Purchasers” on any given date shall mean the holders of Notes (as herein defined) as of such date of determination.

WHEREAS, the Borrowers wish to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Borrowers, up to U.S. Four Million Five Hundred Thousand and No/100 Dollars (U.S. $4,500,000) in senior secured promissory notes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Definitions.  Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in this Section 1.

1.1“2019 NPA” means that certain Secured Note Purchase Agreement dated as of November 1, 2019, as amended by First Amendment to Secured Note Purchase Agreement dated as of February 15, 2023, by and among the Borrowers, Parent, Noteholder Representative, Noteholders and AP Noteholders (as defined therein) parties thereto.

1.2“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of a Loan Party, or (c) a merger or consolidation or any other combination with another Person.

1.3“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person.  For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of more than fifty percent

(50%) of the voting equity interests and the right to exercise same.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

1.4“Agreement” has the meaning set forth in the preamble to this Agreement.

1.5“Applicable Securities Legislation” means, at any time, all U.S. (federal and state) and Canadian securities laws and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities and all rules and policies of the Exchange applicable to the Parent or to which it is subject.

1.6“Baker” has the meaning set forth in the preamble to this Agreement.

1.7“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

1.8“Board” means the Board of Directors of the Parent as that term is used in the applicable Constating Documents of Parent (or such other similar reference).

1.9“Borrowers” has the meaning set forth in the preamble to this Agreement.

1.10“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Phoenix, Arizona or Boston, Massachusetts.

1.11“CAC” has the meaning set forth in the preamble to this Agreement.

1.12“Canadian Security Agreement” means that certain Security Agreement entered into by the Parent and the Noteholder Representative, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

1.13“CGSF Group” means CGSF Group, LLC, a Delaware limited liability company.

1.14“Change of Control” means (a) when any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any “person” or “group” that includes the Noteholders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (but excluding from such majority, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), in each case other than to the extent occurring in accordance with the terms of this Agreement; or (c) the Noteholder Representative has designated up to two (2) persons to be current members of board or equivalent governing body and that board or body ceases to include such persons designated by the Noteholder Representative.  For the avoidance of doubt, and notwithstanding anything in this definition to the contrary, (i) changes in the identity of one or more Noteholder Designees, (ii) the failure by the Noteholder Representative to designate current Noteholder Designees, and (iii) any vacancies on the board which Parent is working to fill pursuant to Section 6.20(a) will not constitute a Change in Control.

1.15“Closing” has the meaning set forth in Section 3.1 of this Agreement.

1.16“Closing Date” has the meaning set forth in Section 3.1 of this Agreement.

1.17“Commission” means the United States Securities and Exchange Commission.

1.18“Common Shares” means the Parent’s common shares, without par value.

1.19“Consideration” means (a) with respect to the Notes sold and issued on the Closing Date, an aggregate amount equal to the principal amount of all Notes issued to all Purchasers on such date less $500,000.00 and (b) with respect to any Notes sold and issued after the Closing Date, an aggregate amount equal to the principal amount of all Notes issued to all Purchasers on the applicable issuance date.

1.20“Constating Documents” means: (a) with respect to a corporation, its constitution, articles or certificate of incorporation, amalgamation or continuance or other similar documents and its by-laws (if any); and (b) with respect to a limited liability company or limited partnership, its articles or certificate of formation or limited partnership, as the case may be, and its limited liability company or limited partnership agreement, as the case may be, in each case as amended or supplemented from time to time.

1.21“CSA” has the meaning given such term in Section 11.13 of this Agreement.

1.22“DACA Bank” has the meaning given to such term in Section 6.17 of this Agreement.

1.23“DACAs” mean the Deposit Account or Securities Account control agreements entered into or to be entered into in respect of the Deposit Accounts or Securities Accounts, as the case may be, of the Parent, the Borrowers and the Guarantors in favor of the Noteholder Representative for the benefit of the Noteholder Representative and the Purchasers, in form and substance reasonably satisfactory to the Noteholder Representative and the Noteholder Representative, and “DACA” means any one of them.

1.24“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

1.25“Deposit Account” means any deposit account (as that term is defined in the Uniform Commercial Code as in effect in the State of Arizona).

1.26“Disposition” means the sale, transfer, license, lease or other disposition of any Collateral (as defined in the Security Agreements) by any Loan Party (including any Equity Interests owned by such Person).

1.27“Disqualification Event” has the meaning given to such term in Section 4.17 of this Agreement.

1.28“Draw Period Expiration Date” means the earliest to occur of (a) an Event of Default, (b) any other termination or cancellation of this Agreement in accordance with the terms hereof, and (c) June 30, 2023.

1.29“DTC” has the meaning given to such term in Section 11.14(c) of this Agreement.

1.30“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

1.31“Ermont Transaction” means the transaction contemplated by the Assignment Agreement, by and between SH Finance Company, LLC and Teneo Fund SPVi LLC, dated as of February 22, 2021.

1.32“Event of Default” has the meaning given to such term in Section 9.1 of this Agreement.

1.33“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

1.34“Exchange” means the NEO Exchange.

1.35“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

1.36“FCPA” has the meaning given to such term in Section 4.21 of this Agreement.

1.37“Federal Cannabis Law” means any U.S. federal laws, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, marketing, distribution, sale and possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the CSA, the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

1.38“Financial Statements” has the meaning given to such term in Section 4.20 of this Agreement.

1.39“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

1.40“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof, whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

1.41“Guarantor(s)” means the Parent and each Subsidiary executing a Guaranty.  For greater certainty all Subsidiaries of the Parent, direct and indirect existing now or in the future (other than Immaterial Subsidiaries, unless requested by Noteholder Representative in its sole and absolute discretion) shall be required to enter into Guarantees on forms equal to the then existing Guarantees.

1.42“Guaranty” means, collectively, those certain Guarantees executed and delivered by any Guarantor from time to time party hereto, as amended, restated, supplemented or otherwise modified from time to time.

1.43“HRBL Equity Interests” means those certain 36,967 shares of Class B Common Stock of HERBL, Inc., a California corporation, and such further shares that may be issued pursuant to that certain Side Letter Agreement by and between HERBL, Inc. and Baker, dated June 7, 2021.

1.44“Immaterial Subsidiary” means a Subsidiary of the Parent that at all times during and throughout the term of this Agreement (a) has total assets equal to less than of two percent (2%) of the consolidated total assets of the Parent and its Subsidiaries or total revenues equal to less than of two percent (2%) of the consolidated total revenues of the Parent and its Subsidiaries (based upon and as of the date of delivery of the most recent consolidated financial statements of the Parent); and (b) does not own Equity Interests in any Subsidiary that is not an Immaterial Subsidiary; provided that the total assets or total revenues of all the Subsidiaries that are Immaterial Subsidiaries shall not exceed ten percent (10%) of the consolidated total assets or total revenues, as the case may be, of the Parent and its Subsidiaries.  For the avoidance of doubt, the parties hereto agree that White Haven RE, LLC shall be deemed to be an Immaterial Subsidiary.  Each Immaterial Subsidiary is listed in Schedule 1.50 of the Information Certificate.

1.45“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations with respect to capital leases (but not any leases in connection with sale-leaseback transactions including, without limitation, the White Haven Sale-Leaseback or the sale-leaseback of the Borrower’s property located at 30 Mozzone Boulevard, Taunton, MA), (c) all obligations to pay the deferred purchase price of property or services (including, without limitation, third party vendor services) (other than trade payables incurred in the ordinary course of such Person’s business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all derivative obligations of such Person, (g) all contingent liabilities in respect of any of the foregoing Indebtedness, (h) any of the foregoing Indebtedness of any partnership or joint venture of which such Person is a general partner or joint venturer, (i) any guarantee of any of the foregoing Indebtedness of others, and (j) all obligations to make any payment in connection with any warrants or any other Equity Interests including any put, redemption and mandatory dividends, of such Person or any Affiliate thereof.

1.46“Indebtedness Threshold” means $250,000.

1.47“Indemnitee” has the meaning set forth in Section 11.1(b) of this Agreement.

1.48“Information Certificate” has the meaning given to such term in Section 4 of this Agreement.

1.49“Inventory” means all of the Borrowers’ and each other Loan Party’s present and hereafter acquired inventory (as defined in the Uniform Commercial Code as in effect in the State of Arizona) including all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all proceeds of any of the foregoing.

1.50“Jimmy Jang” has the meaning set forth in the preamble to this Agreement.

1.51“Jupiter” has the meaning set forth in the preamble to this Agreement.

1.52“Jupiter Credit Facility” means the credit facility pursuant to the terms of that certain Loan and Security Agreement between Jupiter Credit Facility Lender, Jupiter, as Borrower, dated as of July 21, 2021, and certain guarantors thereto, as may be amended or modified from time to time in writing to the extent permitted hereunder.

1.53“Jupiter Credit Facility Lender” means Entrepreneur Growth Capital LLC, a Delaware limited liability company.

1.54“Jupiter Credit Facility Loan Cap Amount” means, at any time outstanding, U.S. $16,500,000.

1.55“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law; provided, however, that the term “Laws” expressly excludes the CSA, as it applies to marijuana (including any implementing regulations, orders, rules, decrees and schedules in effect at the relevant time) and any other U.S. federal laws, rules, regulation ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision regarding marijuana, generally, or which is predicated upon a violation of the CSA as it applies to marijuana.

1.56“Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

1.57“Loan Documents” means, collectively, this Agreement, the Notes, the Guarantees, the Security Agreements, the Pledge Agreement, the Subordination Agreement and each other agreement, instrument, document and certificate executed and delivered to, or in favor of, Noteholder Representative and the Purchasers in connection with this Agreement.

1.58“Loan Parties” means, collectively, the Borrowers, Parent and each other Guarantor.

1.59“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, operations or financial condition of the Loan Parties taken as a whole, (b) the consummation of the issuance of the Notes, (c) the ability of any Borrower or any other Loan Party to perform its Obligations pursuant to this Agreement or any other Loan Document, (d) the validity, binding effect or enforceability against any Borrower or any other Loan Party of any Loan Document to which it is a party, or (e) the rights or remedies available to, or conferred upon, the Noteholder Representative or any Purchaser under any Loan Documents; provided, however, that in no event shall there be a Material Adverse Effect as a result of the fact or effect of the CSA, as it applies to marijuana (including any implementing regulations, orders, rules, decrees and schedules in effect at the relevant time) and any other U.S. federal laws, rules, regulation ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision regarding marijuana, generally, or which is predicated upon a violation of the CSA, as it applies to marijuana.

1.60“Material Subsidiary” means those Subsidiaries of the Parent listed on Schedule 1.70 as set forth in the Information Certificate.

1.61“Maturity Date” means December 1, 2023.

1.62“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments as and when received by the Person making a Disposition, as well as insurance proceeds (excluding proceeds of business interruption insurance coverage), condemnation and similar awards received on account of an Event of Loss, and the proceeds of any issuance of debt or equity, net of:  (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to any Loan Party, (ii) taxes paid or payable as a result thereof (and related tax distributions with respect to taxes actually paid or payable as a result thereof), and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition; (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses (including taxes) reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and (c) in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts or arrangement or other similar fees and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Loan Party.

1.63“NI 45-106” means National Instrument 45-106 “Prospectus Exemptions”.

1.64“Noteholder Representative” has the meaning set forth in the preamble to this Agreement.

1.65 “Noteholders” means the Purchasers.

1.66“Notes” means the one or more promissory notes issued to each Purchaser, the form of which is attached hereto as Exhibit A.

1.67“Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Loan Parties to the Noteholders and the Noteholder Representative of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Agreement, the Notes, and the other Loan Documents, including, without limitation, all interest, fees, charges, expenses, indemnification obligations, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Loan Parties, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

1.68“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.69“Other Receipts” means payments, proceeds, receipts or other funds, amounts, or value received by any Loan Party with respect to the Ermont Transaction or the HRBL Equity Interests.

1.70“Parent” has the meaning set forth in the preamble to this Agreement.

1.71“Perfection Certificate” has the meaning given to such term in Section 4 of this Agreement.

1.72“Permit” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person.

1.73“Permitted Dispositions” means (a) Dispositions of Inventory in the ordinary course of business, (b) Disposition of damaged, surplus, worn-out or obsolete personal property, (c) Dispositions of other property (other than Equity Interests of any Subsidiary) in the ordinary course of business in an amount not in excess of U.S. $250,000 in each calendar year, to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property with a Person that is not an Affiliate of a Loan Party and (ii) the proceeds of such Dispositions are applied to the purchase price of such replacement property within a commercially reasonable time, (d) the unwinding of hedging or swap contracts entered into in the ordinary course of business, (e) non-exclusive licenses or sublicenses of intellectual property and leases or subleases of real property, in each case granted to Persons that are not Affiliates of a Loan Party in the ordinary course of business not interfering with, or impairing, in any material respect the conduct of any Loan Party’s business or ability to fulfill its Obligations, and (f) Dispositions of property by the Parent or a Subsidiary of the Parent to another Loan Party.

1.74“Permitted Indebtedness” means (i) Indebtedness arising under this Agreement and the other Loan Documents (provided, however, no Person other than the Purchasers as of the Closing Date shall be permitted to join this Agreement as a creditor, or extend credit in connection with the credit accommodations contemplated by the Loan Documents, without the unanimous, prior written consent of such Purchasers and the Noteholder Representative), (ii) purchase money Indebtedness of up to the Indebtedness Threshold in the aggregate at any one time across all Loan Parties for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of a Loan Party, provided (A) the amount of such indebtedness shall not exceed such purchase price, (B) such indebtedness shall not be secured by any other asset other than the specific asset being financed, and (C) such indebtedness shall be incurred within sixty (60) days after the acquisition of such asset, (iii) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (iv) to the extent constituting Indebtedness, obligations in respect of any cash management arrangement and obligations in respect of netting services, overdraft protections and other customary bank products in connection with deposit accounts, so long as such obligations are incurred in the ordinary course of business, (v) Indebtedness in respect of letters of credit or bankers acceptances issued at the request of the Borrowers or any other Loan Party in the ordinary course of business not to exceed the Indebtedness Threshold in the aggregate at any one time, (vi) Indebtedness in respect of leases, statutory obligations, surety, stay, customs, bid and appeal bonds, performance bonds and performance and completion and return of money guaranties, government contracts and similar obligations incurred in the ordinary course of business, not to exceed in the aggregate the Indebtedness Threshold at any time outstanding, (vii) unsecured Indebtedness owed to any Person providing workers’ compensation, health, disability or other standard employee benefits (including contractual and statutory benefits), pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and in each case so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such benefits for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, (viii) subordinated Indebtedness owing to another Loan Party, (ix) Indebtedness under the Jupiter Credit Facility, in an amount at any time not to exceed the Jupiter Credit Facility Loan Cap Amount (provided that Parent’s guarantee, if any, of the obligations under the Junior Credit Facility shall not exceed $6,000,000 plus interest accrued and unpaid thereon), (x) other Indebtedness in an aggregate principal amount not to exceed the lesser of (A) the Indebtedness Threshold at any one time outstanding and (B) such amount, as calculated on a pro forma basis as of the most recently-ended fiscal quarter for which financial statements were required to be delivered (after giving effect to the proposed borrowing together with any unpaid borrowing since the last day of such fiscal quarter), that would result in any Event of Default and would not cause the Leverage Ratio to be greater than 0.50 less than the Leverage Ratio the Loan Parties are then required to satisfy pursuant to Section 8.2, (xi) Indebtedness under customs bonds related to the Inventory of a Loan Party incurred in the ordinary course of business, (xii) Permitted Subordinated Debt, and (xiii) such other Indebtedness that is consented to by the Noteholder Representative, which consent may be given or not given in the sole and absolute discretion of the Noteholder Representative, provided, however,  if a Loan Party requests the consent of the Noteholder Representative via email delivered to [***], with a copy to [***] and [***], and such email conspicuously states that it is a request for consent to Permitted Indebtedness, such consent will be deemed to have been given if the Noteholder Representative fails to notify the Loan Party in writing within three Business Days after delivery of the request that the Noteholder Representative declines to so consent.

1.75“Permitted Liens” means (i) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (ii) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (and which proceedings are sufficient to prevent imminent foreclosure of such liens); (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; (iv) Liens in favor of the Purchasers relating to the Notes; (v) Liens securing the Jupiter Credit Facility (provided that Liens securing Parent’s guaranty, if any, of the Jupiter Credit Facility shall at all times be subordinated to the Liens in favor of Purchasers relating to the Notes); (vi) Liens securing the 2019 NPA; and (vii) any other Liens that are consented to by the Noteholder Representative.

1.76“Permitted Subordinated Debt” means Indebtedness under the 2019 NPA and shall include any other Indebtedness of a Loan Party approved in writing by the Noteholder Representative on terms reasonably acceptable to the Noteholder Representative and subject to a Subordination Agreement.

1.77“Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

1.78“Pledge Agreement” means the Pledge Agreement made by Parent in favor of the Noteholder Representative for the benefit of the Purchasers dated as of the Closing Date.

1.79“Purchasers” has the meaning set forth in the preamble to this Agreement.

1.80“Questionnaire” has the meaning given to such term in Section 5.5 of this Agreement.

1.81“Regulation D” means Regulation D promulgated under the Securities Act.

1.82“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates, stockholders, partners and other holders of Equity Interests of such Persons and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

1.83“Representation Letter” has the meaning given to such term in Section 5.17 of this Agreement.

1.84“Required Noteholders” means, at any time, holders of Notes holding more than fifty percent (50%) of the aggregate principal amount of the outstanding Notes at such time.

1.85“Responsible Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer.

1.86“Rule 144” has the meaning given to such term in Section 11.14(a) of this Agreement.

1.87“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is a target of Sanctions including a target of any country sanctions program administered and enforced by OFAC or any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

1.88“Sanctioned Person” means a Person named on a list sanctioned parties maintained by OFAC (including but not limited to the list of Specially Designated Nationals), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

1.89“Sanctions” has the meaning given to such term in Section 4.22 of this Agreement.

1.90“Schedule of Purchasers” has the meaning set forth in the preamble to this Agreement.

1.91“Securities Account” means a securities account (as that term is defined in the Uniform Commercial Code as in effect in the State of Arizona).

1.92“Securities Act” means the United States Securities Act of 1933, as amended or any successor statute, and the rules and regulations promulgated thereunder.

1.93“Security Agreements” means, collectively, those certain security agreements executed and delivered by any Loan Party from time to time party hereto, as amended, restated, supplemented or otherwise modified from time to time including without limitation, the U.S. Security Agreement, the Canadian Security Agreement, the Pledge Agreement.

1.94“Shinnecock” means, collectively, the Shinnecock Indian Nation, a federally recognized tribe, and Little Beach Harvest LLC, a registered tribal organization.

1.95“Shinnecock Advance” means any advance, investment, loan, contribution, capital expenditure, or other expense in or in respect of Shinnecock.

1.96“Shinnecock Budget” means the annual budget of CGSF Group’s proposed investments and obligations with respect to Shinnecock, as approved by the Board (including a majority of the directors designated for appointment to the Board by Noteholder Representative).

1.97“Shinnecock Loan Agreement” means that certain Amended and Restated Loan Agreement dated August 24, 2021 by and between Shinnecock and CGSF Group.

1.98“Solvent” means, at any time with respect to any Person, that at such time the assets and properties of such Person at a fair valuation are greater than the liabilities of such Person.

1.99“Subordination Agreement” means any subordination agreement with respect to Permitted Subordinated Debt that the Noteholder Representative may approve.

1.100“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof.  Except when the context requires otherwise, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Parent.

1.101“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

1.102“Trading Affiliates” has the meaning given to such term in Section 5.10 of this Agreement.

1.103“U.S. Security Agreement” means that certain Security Agreement entered into by the Borrowers, the Guarantors and the Noteholder Representative dated as of the Closing Date.

1.104“Waiver Agreement” means that certain Consent, Confirmation, and Waiver Agreement, dated as of May 15, 2023, by and among the Borrowers, Parent and Noteholder Representative, with respect to the 2019 NPA.

1.105“White Haven Sale-Leaseback” means the sale-leaseback of the Borrowers’ property located at 411 Susquehanna Street, White Haven, PA.

2.Terms of the Notes; Fees.

2.1Purchase and Sale of Notes.  Subject to the terms and conditions of this Agreement, Borrowers will sell and issue to the Purchasers up to $4,500,000.00 in aggregate original principal amount of Notes.  Each Note sold and issued to each Purchaser on the Closing Date will have an original principal amount equal to the amounts set forth opposite such Purchaser’s name on the Schedule of Purchasers. Each Note sold and issued to Purchasers after the Closing Date will have an original principal amount equal to the amounts paid by such Purchaser for such Note. No Purchaser will have any obligation to purchase any Notes after the Closing Date.

2.2Security.  The Notes and the Obligations of the Borrowers hereunder and the obligations of the Loan Parties under this Agreement and the other Loan Documents will be (a) secured by a first priority perfected security interest in all of the assets of the Loan Parties subject to those Liens set forth in clauses (i), (ii), (v), and (vi) of the definition of Permitted Liens, as more fully set forth in the Security Agreements, and (b) guaranteed, as set forth in the Guarantees.

2.3[Reserved.]

2.4Interest.  Interest on the Notes will be computed and payable as provided in the Notes.  Notwithstanding anything contained herein to the contrary, at any time, the Borrowers may prepay the Obligations, in full or in part, without penalty (together with any reasonable transaction costs incurred by the Purchasers in connection with such prepayment) on a pro rata basis.  The Parent shall deliver to the Noteholder Representative a written notice of their intention to prepay all or a portion of the Notes, which notice shall state the amount of the prepayment and the prepayment date.  Any prepayment shall be accompanied by all accrued and unpaid interest on the principal amount being prepaid.

2.5Taxes.  Any and all payments by the Borrowers under this Agreement or under the Notes or by the Guarantors under the Guarantees shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Laws; provided that the related Noteholder or Noteholder Representative shall have delivered to the Borrowers an IRS Form W-9 or such other properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding.  If any of the Borrowers or the Guarantors shall be required to deduct or withhold any Taxes from or in respect of any amount payable under this Agreement or under the Notes or any other Loan Document, then the relevant Borrower or Guarantor shall make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.6Mandatory Principal Payments.

(a)Scheduled Payments. Borrowers shall pay to each Purchaser the principal payments required in each Note on the dates required therein.

(b)Asset Dispositions; Events of Loss. If a Loan Party shall at any time or from time to time make or agree to make a Disposition other than a Permitted Disposition, or suffer an Event of Loss: then (A) the Borrower shall promptly notify the Noteholder Representative of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Loan Party) and (B) promptly upon receipt by a Loan Party of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to the Noteholder Representative for distribution to the Purchasers as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.6(d).

(c)Issuance of Equity Interests; and Indebtedness; Other Payments.  Immediately upon the receipt by any Loan Party or any Subsidiary of any Loan Party of the Net Proceeds of (i) the issuance of any Equity Interests, (ii) incurrence of Indebtedness (excluding Permitted Indebtedness described in clause (ix) of such definition), or (iii) the Other Receipts, the Borrower shall deliver, or cause to be delivered, to the Noteholder Representative, an amount equal to such Net Proceeds in each case for application to the Loans in accordance with Section 2.6(d).

(d)Application of Prepayments.  Unless directed otherwise by Required Noteholders, any prepayments pursuant to this Section 2.6 shall be applied (i) first, to the remaining scheduled payments (including any balloon payment due on the Maturity Date) of each Note on a pro rata basis in the inverse order of maturity until paid in full and then (ii) second, as provided under Section 2.6 of the 2019 NPA.  Notwithstanding the foregoing, during the continuation of any Event of Default, any amounts otherwise payable hereunder or the Notes may be applied as determined by the Noteholder Representative in such Person’s sole discretion.

(e)Reserved.

(f)No Implied Consent.  The provisions contained in this Section 2.6 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Noteholder Representative or Purchasers to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

2.7Late Fees.

(a)If Borrowers fail to make any payments when due pursuant to any Note, then Borrowers shall pay the Noteholder Representative, for the pro rata benefit of the Purchasers, a late fee equal to U.S. $40,000 for each month all or any part of such amounts remain due and outstanding.  Such late fee will be immediately due and payable and is in addition to any other charges, costs, fees, and expenses that Borrowers may owe as a result of the late payment, including the imposition of a default rate of interest pursuant this Agreement or any other Loan Document.

(b)Reserved.

(c)Any late fees paid by Borrowers pursuant to this Section 2.7 will be credited against the Obligations pursuant to the terms of the Notes once Borrower has repaid all outstanding charges, costs, fees, and expenses that Borrowers may owe as a result of a late payment, including the imposition of a default rate of interest pursuant this Agreement or any other Loan Document.

3.Closing.

3.1Closing.  Closing of the issuance of Notes will take place remotely via the exchange of documents and signatures.  The initial Closing will occur on the date of this Agreement (such date, the “Closing Date”), and each closing of the issuance of Notes after the Closing Date will occur at such time and place as the Borrowers and the Purchasers agree upon orally or in writing (each closing of Notes issued hereunder is referred to herein as a “Closing”).  At Closing, each Purchaser participating therein will execute and deliver this Agreement and the other Loan Documents and pay to Borrowers their ratable share of the applicable Consideration and the Borrowers will deliver to each such Purchaser one or more executed Notes in return therefor.

3.2Subsequent Note Sales.  After the Closing Date but prior to the Draw Period Expiration Date, Borrower may sell and issue to the Purchasers up to $1,500,000.00 in aggregate original principal amount of Notes.  Each Note sold and issued to each Purchaser after the Closing Date shall be subject to such procedures (including the timing and number of subsequent issuances and other documents required to be delivered) as may be required by Noteholder Representative in his sole and absolute discretion.

3.3Noteholder Register.  The Noteholder Representative will maintain a register of noteholders and will update the same from time to time.

4.Representations and Warranties of the Borrowers.  In connection with the transactions contemplated by this Agreement, the Borrowers, jointly and severally, hereby represent and warrant as of the Closing Date, to the Purchasers as follows, except as set forth on that certain Information Certificate provided to the Noteholder Representative by Borrowers (the “Information Certificate”) and that certain Perfection Certificate provided to the Noteholder Representative by Borrowers (the “Perfection Certificate”):

4.1Due Organization; Qualification and Good Standing.  Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, company or partnership (as applicable) power and authority to carry on its business as now conducted.  Each Borrower is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a Material Adverse Effect.  Schedule 4.1 of the Information Certificate sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary, if any, of the Borrowers and the other Loan Parties.

4.2Authorization and Enforceability.  All corporate, company or partnership (as applicable) action has been taken on the part of the Loan Parties necessary for the authorization, execution and delivery of this Agreement and the Loan Documents.

4.3Binding Obligations.  Each Loan Document constitutes the legal, valid and binding obligation of the Parent and each other Loan Party, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4No Conflicts.  The execution, delivery and performance by the Borrowers of the Loan Documents to which it is a party and the consummation by the Borrowers of the transactions contemplated hereby or thereby do not (i) violate any provision of the certificate or articles of incorporation, bylaws or other organizational or charter documents of the Borrowers or any Loan Party, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Borrowers or any Loan Party or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Borrower or Subsidiary debt or otherwise) or other written understanding to which the Borrowers or any Loan Party are a party or by which any property or asset of the Borrowers or any Loan Party are bound, or affected, or (iii)  conflict with or result in a violation of any Law to which the Borrower or any Loan Party is subject (including Applicable Securities Legislation, assuming the correctness of the representations and warranties made by the Purchasers herein, of any self-regulatory organization to which the Borrowers or their securities are subject), or by which any property or asset of the Borrowers or any Loan Party are bound or affected, except in the case of clause (ii) or clause (iii) such as would not have a Material Adverse Effect.

4.5Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (c) is in default with respect to any indentures or other agreements binding upon it or its property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No Event of Default has occurred and is continuing.

4.6Binding Obligations.  Each Loan Document constitutes the legal, valid and binding obligation of the Parent and each other Loan Party, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.7Governmental Approvals.  The execution, delivery and performance by the Parent and each other Loan Party, as applicable, of this Agreement and the other Loan Documents to which the Borrowers are or are to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of or filing with, any governmental agency or authority other than those already obtained and other than any approval or consent in connection with or pursuant to (i) Federal Cannabis Law and (ii) Applicable Securities Legislation.

4.8Filings, Consents and Approvals.  No Borrower nor any other Loan Party is required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by such Borrower or such Loan Party of the Loan Documents (including the issuance of the Notes), other than (i) filings required by Applicable Securities Legislation, (ii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, and (iii) those contemplated by the Loan Documents or already obtained.

4.9Issuance of the Notes.  The Notes have been duly authorized and, when issued and paid for in accordance with the terms of the Loan Documents, will be duly and validly issued, and free and clear of all Liens, other than restrictions on transfer provided for in the Loan Documents or imposed by Applicable Securities Legislation, and shall not be subject to preemptive or similar rights.  Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Notes will be issued in compliance with Applicable Securities Legislation.

4.10Taxes; Governmental Charges.  Each Loan Party has timely filed or caused to be timely filed all material federal, state, province and foreign income tax returns which are required to be filed, and has paid or cause to be paid all taxes as shown on such returns or on any assessments received by it to the extent that such taxes have become due, except for such taxes and assessments as are being contested in good faith in appropriate proceedings and reserved for in accordance with GAAP.

4.11Absence of Financing Statements.  Except as set forth on Schedule 4.11 of the Information Certificate, none of the Loan Parties is subject to any Liens other than Permitted Liens and there are no acts, circumstances or conditions known to the Loan Parties that may result in any Liens other than Permitted Liens.  The Liens granted to the Purchasers and the Noteholder Representative pursuant to the Loan Documents are fully perfected first priority Liens in and to the collateral described therein, subject only to Permitted Liens.

4.12Solvency.  After giving effect to the issuance of the Notes hereunder, each Loan Party is Solvent.

4.13Permits.  Each Borrower has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and each Borrower is not in default in any material respect under any of such franchises, permits, licenses or other authority.

4.14Capitalization.  Each Borrower is a wholly-owned direct or indirect subsidiary of the Parent.  Except as set forth on the Information Certificate and the Perfection Certificate, (a) Parent does not own any Equity Interests in any other Person other than the Material Subsidiaries and the Immaterial Subsidiaries, and (b) there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from a Borrower any Equity Interests of such Borrower or any securities convertible into or exchangeable for Equity Interests of such Borrower.

4.15Litigation.  Except as set forth in the Information Certificate, there is no action, suit, proceeding or investigation pending or, to the Borrowers’ knowledge, currently threatened in writing against any Loan Party that questions the validity of the Loan Documents or the right of any Loan Party to enter into the Loan Documents, or to consummate the transactions contemplated thereby, or that might result, if determined adversely to any Borrower, in a Material Adverse Effect, or in any material change in the current equity ownership of any Borrower.

4.16Intellectual Property.  Except as may be affected by Federal Cannabis Laws, to each Borrower’s knowledge, it owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to such

Borrower in the conduct of such Borrower’s business as now conducted and as presently proposed to be conducted without any known conflict with, or infringement of, the rights of others.  No Borrower is aware of having received any communications alleging that such Borrower has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person.

4.17Bad Actor Disqualification.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Borrowers or, to the Borrowers’ knowledge, any person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

4.18Certain Transactions.  Except as set forth in the Information Certificate, no Borrower is indebted, directly or indirectly, to any of its directors, officers or employees or, to the Borrowers’ knowledge, to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or for other customary employee benefits made generally available to all employees.

4.19Leased Property.  With respect to the property and assets such Borrower leases, each Borrower is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest.

4.20Financial Statements.  Each Borrower has delivered to the Purchasers its unaudited financial statements as of March 31, 2023 and for the twelve-month period then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.  Except as set forth in the Financial Statements, none of the Loan Parties has any Indebtedness other than (i) Permitted Indebtedness and (ii) Indebtedness of a type or nature not required under GAAP to be reflected in the Financial Statements.  The Financial Statements fairly present in all material respects the financial condition and operating results of each Borrower as of the dates, and for the periods, indicated therein.  Each Borrower maintains and will continue to maintain a standard system of accounting.  Since March 31, 2023, no event or circumstance which could reasonably be expected to result in a Material Adverse Effect has occurred.

4.21Foreign Corrupt Practices Act.  No Borrower nor to Borrowers’ knowledge, any of such Borrower’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist such Borrower or any of its

Affiliates in obtaining or retaining business for or with, or directing business to, any person.  No Borrower nor to Borrowers’ knowledge, any of such Borrower’s directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  Neither any Borrower nor, to the Borrowers’ knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

4.22OFAC.  Each Loan Party and its Subsidiaries is and will remain in compliance with economic and trade sanctions administered and enforced by OFAC, the U.S. Department of State, and any other relevant sanctions authority (“Sanctions”).  No Loan Party nor any of its Subsidiaries, nor to the knowledge of the Borrower, any of their respective directors, officers, employees, or agents (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) directly or indirectly engages in dealings with, or derives revenues from investments in or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in, or make any payments to or for the benefit of, a Sanctioned Person or a Sanctioned Entity, or in any other manner that would result in a violation of Sanctions by any Person.

4.23Finance Lender Representations.  Each Borrower’s Board of Directors, Board of Managers, Manager, Managing Member, General Partner or equivalent governing body, person or entity, as the case may be, has approved the Loan Documents based upon a reasonable belief that the transactions contemplated thereby are appropriate for such Borrower after reasonable inquiry concerning such Borrower’s financing objectives and financial situation.

4.24Disclosure.  Each Borrower has made available to the Purchasers all the information reasonably available to such Borrower that any Purchaser has requested for deciding whether to acquire its Note.  No representation or warranty of any Borrower contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  It is understood that this representation is qualified by the fact that the Borrowers have not been requested to deliver a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

5.Representations, Warranties and Acknowledgements of the Purchasers.  In connection with the transactions contemplated by this Agreement, each Purchaser participating in Closing, severally and not jointly, hereby represents, warrants and acknowledges as of Closing to the Borrowers and the Parent as follows:

5.1Authorization.  Each Purchaser has full power and authority (and, if such Purchaser is an individual, the capacity) to enter into this Agreement and to perform all obligations required to be performed by it hereunder.  This Agreement, when executed and delivered by each Purchaser, will constitute such Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2Purchase Entirely for Own Account.  Each Purchaser acknowledges that this Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Borrowers, which such Purchaser confirms by executing this Agreement, that the Notes will be acquired for investment for such Purchaser’s own account, not as a nominee or Noteholder Representative (unless otherwise specified on such Purchaser’s signature page hereto), and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person with respect to the Notes.  If other than an individual, each Purchaser also represents it has not been organized solely for the purpose of acquiring the Notes.

5.3No Conflicts.  The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any Law (including Applicable Securities Legislation) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

5.4Investment Intent.  Such Purchaser understands that the Notes are “restricted securities” and have not been registered or qualified for distribution by a prospectus under Applicable Securities Legislation and is acquiring the Notes as principal for its own account and not with a view to, or for distributing or reselling such Notes or any part thereof in violation of Applicable Securities Legislation; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Notes for any minimum period of time and reserves the right, subject to the provisions of this Agreement and Applicable Securities Legislation, at all times to sell or otherwise dispose of all or any part of such Notes pursuant to an effective registration statement under the Securities Act or under a registration or prospectus exemption under Applicable Securities Legislation and in compliance with Applicable Securities Legislation.  Such Purchaser is acquiring the Notes hereunder in the ordinary course of its business.  Such

Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Notes (or any securities which are derivatives thereof) to or through any person or entity.  Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

5.5Purchaser Status.  At the time such Purchaser who is not resident in or otherwise subject to applicable securities laws of Canada was offered the Notes, it was qualified (and on each date on which it purchases Notes, it will qualify) for the prospectus exemption under BC Instrument 72-503 which Parent shall rely upon for the distribution of the Notes.  At the time such Purchaser was offered the Notes, it was, and on each date on which it purchases Notes, it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Each such Purchaser shall complete, execute and deliver to Borrowers and Parent an investor questionnaire (in form acceptable to Borrowers and Parent, a “Questionnaire”) in which it shall, among other things, specifically represent and warrant that it qualifies (i) as an accredited investor under Rule 501 of Regulation D and (ii) for the prospectus exemption under BC Instrument 72-503 and in all respects, as of the Closing.

5.6Residency.  Such Purchaser has, if an entity, its principal place of business or, if an individual, its primary residence in the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.

5.7General Solicitation.  Such Purchaser is not purchasing the Notes as a result of any advertisement, article, notice or other communication regarding the Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

5.8Experience of Such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Notes and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Notes and, at the present time, is able to afford a complete loss of such investment.

5.9Access to Information.  Such Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Borrowers concerning the terms and conditions of the offering of the Notes, and the merits and risks of investing in the Notes; (ii) access to information about the Borrowers and the Loan Parties and their respective financial condition, results of operations, business, properties, management and prospects (other than material non-public information) sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Borrowers possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Borrower’s and each other Loan Party’s representations and warranties contained in the Loan Documents.  Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Notes.

5.10Certain Trading Activities.  Other than with respect to the transactions contemplated herein, since the earlier to occur of (i) the time that such Purchaser was first contacted by the Borrowers or any other Person regarding the transactions contemplated hereby and (ii) the tenth day prior to the date of this Agreement, neither the Purchaser nor any Affiliate of such Purchaser which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Notes, and (z) is subject to such Purchaser’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser or Trading Affiliate, effected or agreed to effect any transactions in the securities of the Borrowers (including, without limitation, any Short Sales involving the Borrowers’ securities).  Notwithstanding the foregoing, in the case of a Purchaser and/or Trading Affiliate that is, individually or collectively, a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s or Trading Affiliate’s assets, the representation set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the financing transaction contemplated by this Agreement.  Other than to other Persons party to this Agreement, disclosures to potential co-investors or as otherwise consented to by the Borrowers, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

5.11Brokers and Finders.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Borrowers or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Borrowers or any Purchaser.

5.12Independent Investment Decision.  Such Purchaser has independently evaluated the merits of its decision to purchase Notes pursuant to the Loan Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision.  Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Borrowers to the Purchaser in connection with the purchase of the Notes constitutes legal, tax or investment advice.  Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes.  Such Purchaser understands that the Noteholder Representative has acted solely as the Noteholder Representative of the Borrowers in this placement of the Notes and such Purchaser has not relied on the business or legal advice of the Noteholder Representative or any of its agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Purchaser in connection with the transactions contemplated by the Loan Documents.

5.13Reliance on Exemptions.  Such Purchaser understands that the Notes being offered and sold to it in reliance on specific exemptions from the registration and prospectus requirements of Applicable Securities Legislation and that the Borrowers are relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Notes.

5.14No Governmental Review.  Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

5.15Offering Documents.  Such Purchaser has not relied upon any investor presentation.  Such Purchaser has not received or been provided with, nor has it requested, any offering memorandum, prospectus, sales or advertising literature, or any other document describing or purporting to describe the business and affairs of the Loan Parties which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Notes.

5.16No Prospectus.  No securities commission or similar regulatory authority has reviewed or passed on the merits of the Notes; there is no government or other insurance covering the Notes; there are risks associated with the purchase of the Notes; and there are restrictions on the Purchaser’s ability to resell the Notes, and it is the responsibility of the Purchaser to find out what those restrictions are and to comply with them before selling the securities.

5.17Canadian Accredited Investor.  If such Purchaser is resident in Canada otherwise subject to applicable securities laws of Canada, the Purchaser is purchasing the Notes as principal for its own account, not for the benefit of any other person, for investment only and not with a view to the resale or distribution of all or any of the Notes and such Purchaser (A) is an “accredited investor”, as such term is defined in NI 45-106 or as defined in Section 73.3(1) of the Securities Act (Ontario); (B) was not created and is not being used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106; and (C) will concurrently execute and deliver at or before the Closing a representation letter (“Representation Letter”) in standard form pursuant to which it shall specifically represent and warrant that one or more of the accredited investor categories pursuant to NI 45-106 correctly, and in all respects, describes such Purchaser.

5.18Acting on Behalf of Beneficial Purchaser.  If such Purchaser is not purchasing the Notes as principal, it is duly authorized to enter into this Agreement and to execute and deliver all documentation in connection with the purchase on behalf of each beneficial purchaser, each of whom is purchasing as principal for its own account, not for the benefit of any other person, and not with a view to the resale or distribution of all or any of the Notes, it acknowledges that the Borrowers and/or the Parent may be required by law to disclose to certain regulatory authorities the identity of each beneficial purchaser of Notes for whom it may be acting, and it shall complete a Representation Letter on behalf of each beneficial purchaser.

5.19Offshore Purchasers.  If such Purchaser or any other purchaser for whom it is acting hereunder is resident in or otherwise subject to applicable securities legislation of a jurisdiction outside of Canada and the United States, there are prospectus and registration exemptions in such other jurisdiction such that the purchase of Notes by such Purchaser shall not trigger a requirement in such other jurisdiction for the Borrowers or the Parent to file a prospectus, registration statement or similar document.  Any such Purchaser shall execute and deliver a Representation Letter as if it is a resident of Canada and a Questionnaire.

5.20Filings.  If required by Applicable Securities Legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Purchaser will execute, deliver, file and otherwise assist the Loan Parties in filing, such reports, undertakings and other documents with respect to the issuance of the Notes.  The Purchasers also acknowledge that the Parent will be required to file one or more reports (including but not limited to a Form 8-K) with the Commission and applicable Canadian securities regulators disclosing the terms of the Loan Documents and may be required to file copies of the Loan Documents with the Commission and applicable Canadian securities regulators.

6.Affirmative Covenants.

6.1Notice Requirements.  The Borrowers shall promptly deliver to the Noteholder Representative (i) after any officer of Parent or another Loan Party knows that any Event of Default under any term or provision of the Loan Documents, written notice of the occurrence of any such Event of Default, including a statement of a Responsible Officer setting forth details of such Event of Default and the action which any Borrower or any other Loan Party has taken or proposes to take with respect thereto; and (ii) written notice of any litigation, legal or governmental proceedings or dispute pending or threatened against any Loan Party (A) involving amounts in excess of U.S. $250,000.00, (B) seeking to enjoin, either directly or indirectly, the execution, delivery or performance by any Borrower and any other Loan Party of the Loan Documents or the transactions contemplated thereby, or (C) would reasonably be expected to result in a Material Adverse Effect.

6.2Government Charges and Other Claims.  Each Borrower and each other Loan Party shall pay and discharge when due all Taxes, levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon or relating to (i) such

Borrower or such Loan Party, (ii) employees, payroll, income or gross receipts of such Borrower or such Loan Party, (iii) the ownership or use of any assets by such Borrower or such Loan Party or (iv) any other aspect of such Borrower or such Loan Party to the date upon which penalties accrue thereon, except as may be contested in good faith by the appropriate procedures and for which adequate reserves in accordance with GAAP have been set aside.

6.3Reserved.

6.4Reserved.

6.5Shinnecock Advances.  Until the earlier of (a) the payment in full, in cash, of the Loan Parties’ respective obligations under this Agreement and the Notes, and (b) the termination of the Loan Parties’ funding commitments under the Shinnecock Loan Agreement, the Parent shall provide the Noteholder Representative with a monthly statement setting forth the Shinnecock Advances expected to be paid during the upcoming month, and the Shinnecock Advances actually paid during the prior month, along with a calculation of the cumulative amount outstanding under the Shinnecock Loan Agreement and all accumulated interest; provided that for any Shinnecock Advance that was not included in the applicable month’s statement, Parent shall notify the Noteholder Representative of the amount of such Shinnecock Advance fifteen (15) days prior to making such Shinnecock Advance and Parent shall include evidence satisfactory to the Noteholder Representative that the payment of such Shinnecock Advances has conformed in all respects for all periods with the Shinnecock Budget (unless otherwise approved by the Board, including by each of the Noteholder Designees) in the next monthly statement to be provided pursuant to this Section 6.5.

6.6Reserved.

6.7Books and Records; Inspection.  Each of the Parent and the Subsidiaries will keep books and records in accordance with GAAP which accurately reflect in all material respects all of its business affairs and transactions.  From time to time upon reasonable notice to the Parent, the Parent will permit any officer or employee of Noteholder Representative or any representative or agent designated by, the Noteholder Representative to visit and inspect any of the properties of the Parent or any Loan Party, examine the Parent’s or any Loan Party’s corporate books or financial records, and discuss the affairs, finances and accounts of the Parent or any Loan Party with the Parent’s officers or certified public accountants, provided that such visits and inspections shall be made only during business hours and so as not to interfere unreasonably with the business and operations of the Parent.  The Noteholder Representative and any employee, representative or agent of the Noteholder Representative seeking to visit or inspect any of the Properties of a Loan Party agrees that it shall comply with any applicable laws and regulations, including any requirement that such individuals be subject to a background check in advance.  All confidential or proprietary information provided to or obtained by the Purchasers under this Section or under this Agreement shall be held in strict confidence by the Purchasers.  All information provided to the Purchasers pursuant hereto shall be deemed “confidential and proprietary information” unless (i) the Parent indicates otherwise in writing, (ii) the information was or becomes generally available to the public other than as a result of a disclosure in violation of this Section by any Purchaser or its representatives, (iii) the information was or becomes available to the Purchasers or its representatives on a non-confidential basis from a source other than the Parent, provided the source was not bound by a confidentiality agreement in respect thereof preventing disclosure to the Purchaser(s) or their representatives, (iv) the information was in the possession of the Purchaser(s) prior to being furnished by or on behalf of the Parent, and not subject to any confidentiality obligations to the Parent or any Loan Party or (v) the information is independently developed by the Purchaser(s) without reference to and not based upon, in whole or in part, any information which otherwise constitutes “confidential or proprietary information.”

6.8Future Guarantors, Security, Etc.  The Parent and each Subsidiary (including, within twenty (20) days of request by the Noteholder Representative, Immaterial Subsidiaries) will execute any documents, financing statements, agreements and instruments, and take all further action that is required under applicable Law, or that the Noteholder Representative may reasonably request, in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the Liens created or intended to be created by the Loan Documents. Prior to or upon acquiring or organizing any new Subsidiary (including, if requested by Noteholder Representative, any Immaterial Subsidiary), the Parent shall cause such Subsidiary to execute a supplement (in form and substance reasonably satisfactory to Noteholder Representative) to the Guaranty and each other applicable Loan Document in favor of Noteholders.  In addition, from time to time, each of the Parent and the Subsidiaries (including, within twenty (20) days of request by Noteholder Representative, Immaterial Subsidiaries) will, at its cost and expense, to the extent legally permissible, promptly secure the Obligations, and their respective obligations pursuant to the Loan Documents, by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Noteholder Representative shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, all the assets of the Parent and the Subsidiaries (including personal property acquired subsequent to the date hereof) and equity of the Subsidiaries.  Immediately upon a Subsidiary failing to be an Immaterial Subsidiary it shall satisfy the above covenants. For greater certainty, as first ranking priority of the Liens created or intended to be created by the Loan Documents may be effected by a change in location of any assets of the Parent or Subsidiaries, the Parent and all Subsidiaries shall not, at any time have property outside of the jurisdictions where the security interest of the Noteholder Representative shall have first ranking application, with a value in excess of U.S. $250,000.00 in the aggregate.  Further, no Loan Party shall change its name, or jurisdiction or organization without giving thirty (30) days prior written notice to the Noteholder Representative.

6.9Permits.  Each of the Borrowers and each other Loan Party will obtain, maintain and preserve, and take all necessary action to timely renew, and keep in full force and effect all Permits and accreditations which are material and necessary in the proper conduct of its business.

6.10Compliance with Laws.  Each of the Borrowers and each other Loan Party will comply with the requirements of all Laws applicable to it or to its business or property, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.11Maintenance of Listing.  The Parent shall maintain: (i) the listing of its Common Shares on the Exchange or any other Canadian stock exchange, and (ii) its status as a “reporting issuer” under Applicable Securities Legislation in at least one reporting jurisdiction.

6.12Maintenance of Property.  The Loan Parties will at all times maintain, reserve, protect and keep or cause to be maintained, preserved, protected and kept, the property of the Loan Parties in good repair, working order and condition (ordinary wear and tear excepted) in all material respects and consistent with past practice.

6.13Filing of Securities Documents; Financial Reporting.

(a)The Parent shall timely file all documents that must be publicly filed or sent to its shareholders pursuant to Applicable Securities Legislation within the time prescribed by such Applicable Securities Legislation.

(b)The Parent agrees to furnish to the Noteholder Representative (for distribution to the Purchasers):

(i)as soon as available but in any event, within ninety (90) days after the end of each fiscal year of the Parent, audited annual financial statements of the Parent for such year which present fairly the Parent’s consolidated and consolidating financial condition including the balance sheet of the Parent as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated basis (and consolidating basis which shall not be required to be audited), setting forth in the consolidated and consolidating statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and accompanied by a report and opinion of Tilt’s current accounting firm, Macias Gini & O’Connell LLP, or another independent registered public accounting firm of recognized standing and satisfactory to the Noteholder Representative in its reasonable discretion, which report and opinion shall be prepared in accordance with GAAP;

(ii)as soon as available but in any event within thirty (30) days after the end of each month, the Parent’s unaudited, internally prepared monthly consolidated and consolidating financial statements, along with year-to-date information, including a balance sheet, income statement and statement of cash flows with respect to the periods measured, at the level of detail provided to the Parent’s Board of Directors, and such other information and materials that the Noteholder Representative may request in respect of each Loan Party’s cultivation and dispensary operations on a state-by-state basis and satisfactory in form, substance and scope to the Noteholder Representative and certified by an authorized financial or accounting Responsible Officer of the Parent (or any other Responsible Officer reasonably satisfactory to the Noteholder Representative) as presenting fairly the financial position (on a consolidated basis, if applicable) of the Parent as of the date indicated and the results of their operations and changes in financial position (on a consolidated basis if applicable) for the period indicated in conformity with GAAP, consistently applied (except for such inconsistencies which may be disclosed in such report);

(iii)five (5) days after the end of each month, a 13-week cash flow forecast showing projected cash receipts and cash disbursements (showing sources and uses of cash on a line item basis) of the Parent and its Subsidiaries over the following 13-week period (the initial cash flow forecast and each subsequent cash flow forecast, a “Weekly Cash Flow Report”), together with a reconciliation of the actual cash receipts and cash disbursements of the Parent and its Subsidiaries from the Weekly Cash Flow Reports for the trailing four week period then ended and showing any deviations on a cumulative basis;

(iv)concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of the Chief Financial Officer of Parent in substantially the form of Exhibit B (A) certifying, in the case of the financial statements delivered under clause (ii)  above, as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (B) certifying as to whether a Default or an Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(v)within a reasonable time following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Noteholder Representative may reasonably request.

6.14Maintenance of Insurance.  Each of the Borrowers and each other Loan Party (including, upon twenty (20) days of request by Noteholder Representative, Immaterial Subsidiaries) shall (i) maintain policies of insurance with financially sound and reputable carriers, and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent operates, in each case of at least the same type and coverages as maintained as of the date of this Agreement; (ii) [reserved]; (iii) within thirty (30) days following the Closing and on each anniversary of the Closing deliver to the Noteholder Representative certificates of insurance; and (iv) promptly at the request of the Noteholder Representative, deliver to the Noteholder Representative all certificates and reports prepared in connection with such insurance.  The Parent agrees that its Board of Directors shall undertake a comprehensive review of its insurance policies and coverages promptly following the Closing, and annually thereafter, to determine suitability at such times and whether to increase coverages.  The Parent agrees to cause the Noteholder Representative to be named as a loss payee on all its insurance policies.  In addition, the Parent agrees it will not reduce the level or scope of its insurance policies, not renew, terminate or cancel any insurance coverage in place or remove the Noteholder Representative as a loss payee thereunder, in each case prior to fulfillment of the Obligations under the Notes and thereafter for a period of at least six years without the prior consent of the Noteholder Representative.

6.15Maintenance of Office.  The Borrowers will maintain its chief executive office at the locations set forth in the Information Certificate, or at such other place in the United States or Canada as the Parent or a Borrower shall designate in writing to the Noteholder Representative, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents to which the Loan Party is a party may be given or made.

6.16Existence.  Except as permitted by Section 7.6 and except with respect to the White Haven Sale-Leaseback, the Parent will and shall cause each of its Subsidiaries that are Loan Parties to preserve and maintain its legal existence and all of its rights, privileges, licenses, contracts and property and assets used or useful to its business except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.17DACAs.  Upon the request of the Noteholder Representative, a Loan Party shall use commercially reasonable efforts to enter into one or more DACAs with the bank(s) at which it maintains its primary operating accounts (or, as may be reasonably requested, move such operating accounts to one or more other banks willing to enter into such DACA(s)) (each such bank, a “DACA Bank”), whereby the subject bank account shall be subject to springing dominion and control of the Noteholder Representative.  Upon the occurrence and during the continuance of an Event of Default, the Noteholder Representative shall have the sole right to authorize withdrawals (whether by the relevant Loan Party or any other Person), in accordance with instructions given by the Noteholder Representative to the relevant DACA Bank pursuant to the relevant DACA and all costs and expenses for implementing the DACAs shall be paid by the Borrowers.

6.18Further Assurances.  The Parent and each of the Borrowers will cooperate with the Noteholder Representative and execute such further instruments and documents as the Noteholder Representative shall reasonably request to effectuate the terms of this Agreement and the other Loan Documents, including the continuation, perfection and priority of the Liens under the Security Agreements.

6.19Reserved.

6.20Board Representation.

(a)For so long as the Notes remain outstanding, the Noteholder Representative shall have the right to designate up to two (2) nominees for the Board (the “Noteholder Designees”).  The number of directors on the Board shall not exceed five (5), of whom (i) two (2) shall be Noteholder Designees, and (ii) three (3) shall not hold a financial interest in any Notes (except with the approval of a majority of the directors who are not Noteholder Designees).  If a vacancy occurs among the Noteholder Designees, the Noteholder Representative shall have the right to designate a replacement, and, if the Noteholder Representative exercises its right to nominate a replacement, Parent shall have a reasonable period of time from the date of the Noteholder Representative’s nomination of a replacement, to work to fill such vacancy.  In the event that the Board reasonably determines, based solely on background checks or applicable Exchange rules and regulations, that any Noteholder Designee is unsuitable, or in the event of the resignation, death or disability of a Noteholder Designee (or any successor thereto) or if any such Noteholder Designee is not elected to serve as director at an Annual General Meeting or Special General Meeting of shareholders of the Parent, then the Board shall, consistent with its fiduciary duty and standard of care, appoint another individual approved by the Noteholder Representative to serve as an independent director in lieu or replacement thereof.  The Parent shall ensure that the directors serving as independent directors pursuant to this Section 6.20 are nominated to continue to serve as directors of the Parent at each meeting of shareholders at which directors of the Parent are elected.  The number of directors constituting the Board shall not be increased to more than five (5) without the prior written consent of the Noteholder Representative.

(b)Neither the Board nor a Loan Party shall take any of the following actions without the prior affirmative vote or prior written consent of one (1) of the Noteholder Designees:

(i)Payment(s) in the aggregate in any 12-month period with respect to any account payable outstanding on the date hereof in excess of U.S. $250,000 or such other amount for such account payable provided for in an annual budget of the Loan Parties as approved below;

(ii)Incurring any liabilities or obligations or expending any funds not included in the annual budget of the Loan Parties as approved below or as provided above, including any individual account payable, in excess of U.S. $250,000 in the aggregate, outside of the ordinary course of business;

(iii)Entering into any agreement, contract, arrangement or understanding, written or oral, that provides for the purchase of goods or services in excess of U.S. $250,000, including license agreements, by any Loan Party from any Person, other than purchase orders for the purchase of goods or services in the ordinary course of business;

(iv)Agreeing to any settlement in excess of U.S. $250,000 of any dispute, proceeding or litigation, including any of the foregoing related to any account payable;

(v)Changing any of the accounting principles or basis for its financial statements, other than in accordance with any change in applicable law or regulations, and appointing or reappointing the independent auditors of the Parent;

(vi)Approving the annual budget (including for fiscal year 2023) for the Loan Parties, including amounts to be expended with respect to Shinnecock and each individual budgeted expenditure in excess of U.S. $250,000, which shall be submitted to the Board prior to the commencement of each fiscal year of the Parent;

(vii)Expending any amounts with respect to the Shinnecock Loan Agreement, or otherwise with respect to Shinnecock, in excess of amounts set forth in an annual budget of the Loan Parties as approved above; or

(viii)Approving the hiring or termination of any chief executive officer, president, chief financial officer, chief operating officer or other executive officer of Parent or increasing or decreasing the compensation payable to any of them, and with respect to the payment of any bonuses or stock awards to such persons.

The foregoing provisions of this Section 6.20 shall remain in full force and effect until the date on which the Obligations have been paid in full.

6.21Observation Right.  The Parent will permit the Noteholder Representative or its designee (the “NR Observer”) to attend all meetings of the Parent’s Board of Directors in a non-voting observer capacity subject to the agreement by the Noteholder Representative or designee, as applicable: (i) to hold in strict confidence and to act in a fiduciary manner with respect to all information and materials that he or she may receive or be given access to in connection with meetings of the Parent’s Board of Directors (“Confidential Information”), (ii) not to disclose such Confidential Information to any third parties, and (iii) to exercise due care in protecting the confidentiality of any Confidential Information.  The NR Observer may be excluded from certain confidential “closed sessions” or “executive sessions” of the Board or any portions of a Board meeting if, in the reasonable judgment of the Board or of the Parent’s Chief Executive Officer, there is a competitive conflict of interest with respect to the issue to be discussed, the matters to be discussed are highly sensitive or if the NR Observer’s presence would adversely affect the Parent whether by way of adversely affecting the attorney-client privilege between the Parent and its counsel or otherwise.  The Parent’s Board of Director’s may meet and communicate informally by telephone or other electronic means from time to time to discuss pending matters without the presence or notice to the NR Observer, provided that the Board does not take or contemplate taking any formal action at such an informal meeting.  If the Parent’s Board of Directors meets on short notice in person or telephonically and the NR observer is not able to attend for any reason, then the Board may proceed with such meeting without the presence of the NR Observer so long as the NR Observer is updated accordingly promptly thereafter.

6.22Reserved.

6.23Reserved.

7.Negative Covenants.  Parent and the Borrowers covenant and agree with Purchasers that until the Obligations (other than inchoate indemnity obligations) are paid in full, Parent, the Borrowers and the other Loan Parties will perform or cause to be performed the covenants set forth below in all material respects.

7.1Indebtedness; Equity Investments.  Other than Permitted Indebtedness, no Loan Party shall (a) incur or permit to exist any Indebtedness, or (b) accept any equity investment from any Person that is not a Loan Party.

7.2Liens.  No Loan Party shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.

7.3Investments, Loans.  The Loan Parties will not, and will not permit any of their Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make any loans or advances to, or make any investment or any other interest in, any other Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary other than (subject to Section 7.19, loans or advances to Shinnecock under the Shinnecock Loan Agreement).

7.4Impairment of Rights.  Parent will not, and will not permit any of its Subsidiaries to, undertake any action or engage in any transaction or activity to impair the Purchaser’s rights hereunder, provided that the foregoing shall not restrict the Parent or any of its Subsidiaries from arranging or entering any refinancing of the Obligations so long as the Obligations are concurrently paid in full with the closing of such refinancing.

7.5Asset Dispositions.  Other than Permitted Dispositions, no Loan Party shall sell, convey, lease, license, assign or otherwise dispose of any assets outside of the ordinary course of business if in an aggregate amount in excess of U.S. $50,000.00 without prior written consent of the Noteholder Representative.  Except as otherwise provided in this Agreement or agreed by the Noteholder Representative, the net proceeds of any asset disposition shall be allocated 100% to the prepayment of the Notes.

7.6Merger or other Corporate Reorganization.  No Loan Party shall enter into any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction or convey, lease or dispose of all or substantially all of its assets without the prior written consent of the Noteholder Representative, except that any Loan Party (other than Parent) may merge, amalgamate or consolidate with any other Subsidiary that is a Loan Party, or may sell all or substantially all of its assets to any Subsidiary that is a Loan Party without the prior written consent of the Noteholder Representative.

7.7Payments on Indebtedness.  No Loan Party shall make any payment or prepayment on, purchase, defease, redeem, pay, prepay, decrease or otherwise acquire or retire for value, any Indebtedness other than as expressly contemplated hereby and Indebtedness under the Notes in accordance with the provisions of this Agreement, except that outside of the continuance of an Event of Default, each Borrower and each other Loan Party may make (a) regular interest payments on Permitted Indebtedness in accordance with the provisions of the agreements related to such Permitted Indebtedness disclosed to the Purchasers prior to the date hereof, (b) scheduled principal repayments toward Permitted Indebtedness in accordance with the provisions of the agreements related to such Permitted Indebtedness disclosed to the Purchasers prior to the date hereof, (c) payments on the Jupiter Credit Facility, and (d) such other payments of Indebtedness as consented to in writing by the Noteholder Representative.  Notwithstanding the previous sentence, no Loan Party shall be permitted to make payment in respect of any shareholder loans, except if such payment is to another Loan Party, and no payments may be made toward Permitted Indebtedness if and to the extent such payments would, but for the passage of time, result in an Event of Default under any Loan Document.

7.8Redemption or Purchase of Equity Interests.  No Loan Party shall purchase, redeem, retire or otherwise acquire for cash any securities (equity or other) except that one Loan Party may purchase, redeem or otherwise acquire securities of another Loan Party.

7.9Amendment to Constating Documents.  No Loan Party shall make any amendment to any of its Constating Documents in a manner which may prejudice the Purchasers, would result in a breach of a Loan Document or Event of Default hereunder or could reasonably be expected to result in a Material Adverse Effect.

7.10Payment of Dividends.  The Loan Parties shall not declare, pay, or provide for any dividends, distributions, or other payments based on share capital, except payments by a Loan Party to another Loan Party.

7.11Related Party Transactions.  Except for transactions permitted pursuant to Sections 7.8 and 7.10, no Loan Party shall enter into any transactions with any Affiliate or other non-arm’s-length parties (other than other Loan Parties) unless such transaction is for the sale of goods or services in the ordinary course of business upon fair and reasonable terms, no less favorable to such Loan Party than such Loan Party could obtain in a comparable arms-length transaction with an unrelated third party and no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur immediately after giving effect to such transaction’s arm’s length commercial terms.

7.12Loans etc.  to others.  No Loan Party shall make any loans, grant any credit or give any guarantee or other financial accommodation or assurance to or for the benefit of any Person, other than pursuant to the Shinnecock Loan Agreement as permitted herein, credit advanced to customers, distributors and consignees in the ordinary course of business, advances to employees for travel and other reasonable business expense in the ordinary course of business, or intercompany loans to other Loan Parties that are not Immaterial Subsidiaries and provided that any such intercompany loan may not be assigned to any Person who is not a Loan Party.  No Loan Party shall loan money to, or otherwise make investment in or provide any financial assistance to any Immaterial Subsidiary.

7.13Winding Up.  No Loan Party other than an Immaterial Subsidiary that has not been required by Noteholder Representative to become a Loan Party may enter into or become party or subject to any dissolution, administration, winding-up, reorganization or similar transaction or proceeding.

7.14Retirement Plans.  Except as set forth in the Information Certificate, no Loan Party shall (i) incur any obligation to contribute to any type of retirement plan or (ii) hereafter incur any obligation make a severance payment unless (a) required by applicable Laws, (b) applicable employment contracts entered into on commercially reasonable terms in the ordinary course of business of any Loan Party and on arm’s length terms or (c) on commercially reasonable terms in the ordinary course of business and on arm’s length terms.

7.15Change in Nature of Business.  The Parent will not, nor will it permit any Subsidiary to, engage in any line of business substantially different from those lines of business conducted by the Loan Parties on the date hereof or any business substantially related thereto or reasonable extensions thereof.

7.16Amendments of Material Contracts.  No Loan Party will amend, modify, cancel or terminate any material contract if such amendment, modification, cancellation or termination would reasonably be expected to result in a Material Adverse Effect; provided that if a third party amends, modifies, cancels or terminates a material contract that would reasonably be expected to result in a Material Adverse Effect, the Loan Party will promptly notify the Noteholder Representative.

7.17Sale and Leaseback Transactions.  Except with respect to the White Haven Sale-Leaseback, the Parent will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly with any Affiliate, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purpose as the property sold or transferred.

7.18No New Listing.  The Parent shall not list its Common Shares on any exchange other than the Exchange without prior written notice to the Noteholder Representative.

7.19Shinnecock Advances.  No Loan Party shall make any Shinnecock Advance that would cause the aggregate dollar amount of all Shinnecock Advances made by the Loan Parties to exceed U.S. $5,000,000.00 in any one calendar quarter and U.S. $18,000,000.00 in aggregate.  If an Event of Default has occurred and is continuing, the Loan Parties shall not make any additional Shinnecock Advance without the prior written consent of the Noteholder Representative.  In no event shall the total amount of Shinnecock Advances made by the Loan Parties exceed the monetary commitments of the Loan Parties described in the Shinnecock Loan Agreement.

7.20Negative Pledge.  Other than Permitted Liens, neither the Parent nor any Borrower will enter into or permit to exist any agreement, arrangement or understanding, either oral or in writing, with any person or entity, which restricts or prohibits a Loan Party from incurring or permitting to exist any Lien charge or other encumbrance on all or any portion of the Collateral in favor of the Noteholder Representative.

8.Reserved.

9.Closing Conditions.

9.1Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, writ, judgment, injunction, decree, stipulation, determination or award which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; provided, however, that the foregoing excludes the existence of any law, rule, regulation, order, writ, judgment, injunction, decree, stipulation, determination or award described in Section 11.13 hereof.

9.2Conditions to Obligations of Purchasers.  The obligations of Purchasers to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or Purchasers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)All representations and warranties of the Borrowers and the other Loan Parties contained herein and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the Closing, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b)The Borrowers and the other Loan Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing.

(c)The Borrowers or the other Loan Parties, as the case may be, shall have delivered to the Noteholder Representative and the Purchasers the following executed documents:

(i)the Notes;

(ii)the Guarantees;

(iii)the Security Agreements;

(iv)the Subordination Agreement;

(v)the Waiver Agreement; and

(vi)Legal opinions from U.S. counsel to the Borrowers in form and substance satisfactory to the Noteholder Representative.

9.3Conditions to Obligations of the Borrowers.  The obligations of the Borrowers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Borrowers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)All representations and warranties of the Purchasers contained herein and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the Closing, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b)The Noteholder Representative and the Purchasers shall have executed delivered to the Borrowers this Agreement.

(c)Purchasers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing.

10.Events of Default.

10.1Each of the following events shall constitute an “Event of Default” under this Agreement:

(a)The failure of the Borrowers to pay any (i) principal payable under this Agreement or any other Loan Document when the same shall be due and payable, or (ii) interest, fees or other amount (other than principal) payable under this Agreement or any other Loan Document when the same shall be due and payable, provided, solely with respect to any non-payment (in whole or in part) referred to under this clause (ii) for a period of five (5) Business Days.

(b)If any representation, warranty, certification or statement of fact made or deemed made by the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

(c)The Loan Parties shall fail to observe or perform any covenant or agreement contained in (i) Section 7.19 or (ii) Sections 4.1, 6.16 (with respect to the legal existence of the Loan Parties); provided, however, that it shall not be an Event of Default if a Loan Party is not in good standing in any jurisdiction unless such failure to maintain its good standing would be reasonably likely to result in a Material Adverse Effect.

(d)Any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) or (c) of this Section) or any other Loan Document, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of the Borrowers has knowledge of such default, or (ii) notice thereof shall have been given to the Borrowers by the Noteholder Representative.

(e)The failure of any Loan Party or any Subsidiary to make any payment, whether of principal or interest and regardless of amount in respect of any Indebtedness in a principal amount in excess of U.S. $10,000, unless such Indebtedness is the subject of a bona fide dispute.

(f)Any Loan Party (i) makes a general assignment for the benefit of creditors, (ii) institutes or has instituted against it any proceeding, including without limitation, under Chapter 15 of the Bankruptcy Code or any applicable corporate law or other bankruptcy and insolvency law, seeking (a) to adjudicate it a bankrupt or insolvent, (b) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, compromise, arrangement or composition of it or its debts under any laws relating to bankruptcy, insolvency, reorganization or relief of debtors, or (c) the entry of an order for relief or the appointment of a receiver, trustee, monitor or other similar official for it or for any part of its properties and assets, or (iii) takes any corporate action to authorize any of the above actions; provided that, in the case of any such proceeding instituted against any Loan Party (but not instituted by it), either the proceeding remains dismissed or unstayed for a period of thirty (30) days.

(g)Any proceedings are commenced or any application is made for the bankruptcy, insolvency, reorganization, winding-up, liquidation or dissolution or any similar proceedings, including any such proceedings under corporate law, of any Loan Party or any decree, order or approval for such bankruptcy, insolvency, reorganization, winding-up, liquidation or dissolution is issued or entered, unless such Loan Party in good faith actively and diligently contests such proceedings, decree, order or approval, resulting in a dismissal or stay thereof within ninety (90) days of commencement or anything analogous in any other jurisdiction.

(h)Any judgment, writ, warrant of attachment or similar process involving an amount in excess of U.S. $250,000 in the aggregate shall be rendered against any of the Borrowers or any of their Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(i)Any non-monetary judgment or order shall be rendered against any of the Borrowers or any of their Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(j)Any Loan Party shall seek to terminate its obligation under the Guaranty or Security Agreement or any other Loan Document.

(k)Any Lien purported to be created under any Loan Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any material Collateral, with the priority required by the applicable Loan Documents (subject to Permitted Liens).

(l)The Subordination Agreement shall cease to be in full force and effect (other than a termination of the Subordination Agreement by its terms in connection with a payoff or otherwise and which termination does not affect the priority of the security interest of the Notes) or the Notes shall cease to entitled to the rights and protections provided thereunder.

(m)Any event or circumstance which would reasonably be expected to result in a Material Adverse Effect shall have occurred.

(n)The occurrence of a Change of Control.

(o)If Tim Condor shall become unable to perform or ceases to be employed in his current position with Jupiter and Parent, and is not replaced within ninety (90) days, including on an interim basis, by an individual approved by the Noteholder Representative in its reasonable discretion.

(p)[Reserved.]

(q)Any default or event of default shall have occurred and be continuing under the 2019 NPA or the Waiver Agreement.

Then, and in every such event (other than an event with respect to the Borrowers described in subsection (d) or (e) of this Section) and at any time thereafter during the continuance of such event, the Noteholder Representative may, and upon the written request of the Required Noteholders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Notes, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (d) or (e) shall occur, the principal of the Notes then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  If at any time there are insufficient funds to pay fully all amounts of principal, interest, fees and expenses then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Noteholder Representative then due and payable pursuant to any of the Loan Documents; second, to all interest and fees then due and payable hereunder, pro rata to the Purchasers based on their respective pro rata shares of such interest and fees; and third, to all principal of the Notes then due and payable hereunder, pro rata to the Purchasers based on their respective pro rata shares of such principal.

11.Miscellaneous.

11.1Expenses; Indemnification.

(a)The Borrowers shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Noteholder Representative, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Noteholder Representative, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Noteholder Representative, (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable retainers, fees, charges and disbursements of outside counsel) incurred by the Noteholder Representative in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Notes issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(b)The Borrowers shall indemnify the Noteholder Representative, each Noteholder and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any other Related Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of an Indemnitee or (y) a claim brought by the Borrowers or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c)The Borrowers shall pay, and hold the Noteholder Representative and each of the Noteholders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Noteholder Representative and each Noteholder harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)The parties hereto mutually agree not to assert, and each hereby waives, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages)

arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Note or the use of proceeds thereof; provided, that nothing in this clause (d) shall relieve the Borrowers of any obligation they may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

11.2Noteholder Representative.

(a)Appointment of the Noteholder Representative.

(i)Each Noteholder irrevocably appoints Jordan Geotas as the Noteholder Representative and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Noteholder Representative under this Agreement and the other Loan Documents, including the execution and delivery of such Loan Documents other than this Agreement to which the Noteholder Representative is a party (including without limitation the Subordination Agreement and the Security Agreements), in each case on behalf of and for the benefit of the Noteholders, together with all such actions and powers that are reasonably incidental thereto.  The Noteholder Representative may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Noteholder Representative.  The Noteholder Representative and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Section 11.2 shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the Obligations as well as activities as the Noteholder Representative.

(ii)It is understood and agreed that the use of the term “agent” or “representative” herein or in any other Loan Document (or any similar term) with reference to the Noteholder Representative is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law or that the Noteholder Representative will be providing any financial or advisory services.  Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b)Nature of Duties of the Noteholder Representative.  The Noteholder Representative shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) except as expressly set out in any Loan Document, the Noteholder Representative shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Noteholder Representative shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents, (c) the Noteholder Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Noteholder Representative to liability or that is contrary to any Loan Document or applicable Law; (d) except as expressly set forth in the Loan Documents, the Noteholder Representative shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Noteholder Representative or any of its Affiliates in any capacity and (e) except as may be expressly required under this Agreement, the Noteholder Representative shall not be obligated to seek the consent of or input from the Noteholders in connection with the exercise of his rights and performance of his obligations as the Noteholder Representative under this Agreement.  The Noteholder Representative shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Noteholders or, if no such consent or request is applicable, in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.  The Noteholder Representative shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Noteholder Representative acted with gross negligence or willful misconduct in the selection of such sub-agents.  The Noteholder Representative shall not be deemed to have knowledge of any Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being an “Event of Default” hereunder) is given to the Noteholder Representative by the Borrowers or any Noteholder, and the Noteholder Representative shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Noteholder Representative.  The Noteholder Representative may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

(c)Lack of Reliance on the Noteholder Representative.  Each of the Noteholders acknowledges that it has, independently and without reliance upon the Noteholder Representative or any other Noteholder and based on such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement.  Each of the Noteholders also acknowledges that it will, independently and without reliance upon the Noteholder Representative or any other Noteholder and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

(d)Certain Rights of the Noteholder Representative.  If the Noteholder Representative shall request instructions from the Required Noteholders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Noteholder Representative shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Noteholders, and the Noteholder Representative shall not incur liability to any Person by reason of so refraining.  Notwithstanding the foregoing, if the Noteholder Representative shall not have received instructions from the Required Noteholders within five (5) Business Days of its delivery of any such request for instructions made by it to the Noteholders, the Noteholder Representative shall be free to act in its own discretion and not be bound by any instructions from fewer than the Required Noteholders.  Without limiting the foregoing, no Noteholder shall have any right of action whatsoever against the Noteholder Representative as a result of the Noteholder Representative acting or refraining from acting hereunder in accordance with the instructions of the Required Noteholders where required by the terms of this Agreement or from acting or refraining from acting hereunder in accordance with the rights granted to it under this Agreement where no such instructions are required.

(e)Reliance by the Noteholder Representative.  The Noteholder Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Noteholder Representative may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Noteholder Representative may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

(f)Indemnification of the Noteholder Representative by Noteholders.  The Noteholders shall, jointly and severally, indemnify the Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Noteholder arising out of, in connection with, or as a result of (i) the performance by the Noteholder Representative of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.  To the extent permitted by applicable law, the Noteholders shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein.  All amounts due under this Section shall be payable promptly after written demand therefor.

(g)The Noteholder Representative in its Individual Capacity.  The Person serving as the Noteholder Representative shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Noteholder as any other Noteholder and may exercise or refrain from exercising the same as though it were not the Noteholder Representative; and the terms “Purchasers”, “Noteholders”, “Required Noteholders” or any similar terms shall, unless the context clearly otherwise indicates, include the Noteholder Representative in its individual capacity.  The Person acting as the Noteholder Representative and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliates of the Borrowers as if it were not the Noteholder Representative hereunder.

(h)Successor Noteholder Representative.

(i)The Noteholder Representative may resign at any time by giving notice thereof to the Noteholders and the Borrowers.  Upon any such resignation, the Required Noteholders shall have the right to appoint a successor Noteholder Representative, subject to approval by the Borrowers provided that no Event of Default shall exist at such time.  If no successor Noteholder Representative shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Noteholder Representative gives notice of resignation, then the retiring Noteholder Representative may, on behalf of the Noteholders, appoint a successor Noteholder Representative, subject to approval by the Borrowers.

(ii)Upon the acceptance of its appointment as the Noteholder Representative hereunder by a successor, such successor Noteholder Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Noteholder Representative, and the retiring Noteholder Representative shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If, within forty-five (45) days after written notice is given of the retiring Noteholder Representative’s resignation under this Section 11.2, no successor Noteholder Representative shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Noteholder Representative’s resignation shall become effective, (ii) the retiring Noteholder Representative shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Noteholders shall thereafter perform all duties of the retiring Noteholder Representative under the Loan Documents until such time as the Required Noteholders appoint a successor Noteholder Representative as provided above.  After any retiring Noteholder Representative’s resignation hereunder, the provisions of this Section 11.2 shall continue in effect for the benefit of such retiring Noteholder Representative and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Noteholder Representative.

(i)The Noteholder Representative May File Proofs of Claim.

(i)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Noteholder Representative (irrespective of whether the principal of any Note shall then be due and payable as expressed in the Loan Documents or by declaration or otherwise and irrespective of whether the Noteholder Representative shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(A)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Noteholders and the Noteholder Representative (including any claim for the reasonable compensation, expenses, disbursements and advances of the Noteholders and the Noteholder Representative and its agents and counsel and all other amounts due the Noteholders and the Noteholder Representative under the Loan Documents) allowed in such judicial proceeding; and

(B)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(ii)Any custodian, receiver, assignee, trustee, liquidator, sequestrator, monitor or other similar official in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Noteholder Representative and, if the Noteholder Representative shall consent to the making of such payments directly to the Noteholders, to pay to the Noteholder Representative any amount due for the reasonable compensation, expenses, disbursements and advances of the Noteholder Representative and its agents and counsel, and any other amounts due the Noteholder Representative under the Loan Documents.

Nothing contained herein shall be deemed to authorize the Noteholder Representative to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Noteholder or to authorize the Noteholder Representative to vote in respect of the claim of any Noteholder in any such proceeding.

(j)Authorization to Execute Other Loan Documents.  Each Noteholder hereby authorizes the Noteholder Representative to execute on behalf of all Noteholders all Loan Documents other than this Agreement.

(k)Collateral and Guaranty Matters.  The Noteholders irrevocably authorize the Noteholder Representative, at its option and in its discretion:

(i)to release any Lien on any property granted to or held by the Noteholder Representative under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 11.10;

(ii)to enter into the Subordination Agreement, and perform all obligations thereunder, respectively, and to enter into any amendments of the Subordination Agreement which do not materially modify the rights of the Noteholders or the Noteholder Representative thereunder, and agree to be bound by the terms thereof; and

(iii)to release any Loan Party from its obligations under the applicable Security Agreements and Guarantees if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Noteholder Representative at any time, the Required Noteholders will confirm in writing the Noteholder Representative’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Security Agreements and Guarantees pursuant to this Section 11.2.  In each case as specified in this Section 11.2, the Noteholder Representative is authorized, at the Borrowers’ expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Agreements and Guarantees, or to release such Loan Party from its obligations under the applicable Security Agreements and Guarantees, in each case in accordance with the terms of the Loan Documents and this Section 11.2.

(l)Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Noteholder Representative and each Noteholder hereby agree that (i) no Noteholder shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreements and Guarantees, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Agreements and Guarantees may be exercised solely by the Noteholder Representative, and (ii) in the event of a foreclosure by the Noteholder Representative on any of the Collateral pursuant to a public or private sale or other disposition, the Noteholder Representative or any Noteholder may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Noteholder Representative, as agent for and representative of the Noteholders (but not any Noteholder or Noteholders in its or their respective individual capacities unless the Required Noteholders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Noteholder Representative at such sale or other disposition.

11.3Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Borrowers may not assign their obligations under this Agreement without the written consent of the Noteholder Representative.  This Agreement is for the sole benefit of the Noteholders and Noteholder Representative and the other parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.4Choice of Law. This Agreement, the Notes, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Arizona.

11.5Jurisdiction and Venue.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF ARIZONA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.6Counterparts.  This Agreement and the other Loan Documents may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.  Counterparts may be delivered via facsimile, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.7Titles and Subtitles.  The titles and subtitles used in this Agreement are included for convenience only and are not to be considered in construing or interpreting this Agreement.

11.8Notices.  All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section).

11.9No Finder’s Fee.  Except as may be determined pursuant to an agreement that the Parent has entered into with Alliance Global Partners, each party represents that it neither is nor will be obligated to pay any finder’s fee, broker’s fee or commission in connection with the transactions contemplated by this Agreement.  Each Noteholder agrees to indemnify and to hold the Borrowers harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Agreement (and the costs and expenses of defending against such liability or asserted liability) for which each Noteholder or any of its officers, employees or representatives is responsible.  The Borrowers agree to indemnify and hold each Noteholder harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Agreement (and the costs and expenses of defending against such liability or asserted liability) for which the Parent or any Borrower or any of their respective officers, employees or representatives is responsible.

11.10Entire Agreement; Amendments and Waivers.  This Agreement, the Notes, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  The Borrowers’ agreements with each of the Purchasers are separate agreements, and the sales of the Notes to each of the Purchasers are separate sales.  Notwithstanding the foregoing, any term of this Agreement or the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Borrowers and the Noteholder Representative.  Any waiver or amendment effected in accordance with this Section will be binding upon each party to this Agreement and each holder of a Note purchased under this Agreement and each future holder of all such notes.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

11.11Effect of Amendment or Waiver.  Each Purchaser acknowledges and agrees that, by the operation of this Section 11.11 hereof, the Noteholder Representative will have the right and power to diminish or eliminate all rights of such Person under this Agreement and each Note issued to such Purchaser, provided that such changes shall apply equally to all Purchasers.

11.12Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provisions will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provisions were so excluded and this Agreement will be enforceable in accordance with its terms.

11.13Federal Cannabis Laws. The parties acknowledge that as of the date hereof, the production, sale, possession and use of cannabis are illegal under the Controlled Substances Act, 21 USC 801 et seq., as it applies to marijuana (“CSA”) and that cannabis is currently classified as a Schedule I controlled substance under the CSA.  The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.  The parties hereto understand that while cannabis production is currently legal under the laws of certain states, they are subject to change and that the production, sale, use and possession of cannabis may remain illegal under federal law for the foreseeable future.

11.14Transfer Restrictions and Legends.

(a)Compliance with Laws.  Notwithstanding any other provision of this Section, each Purchaser (i) acknowledges and agrees that the Notes are subject to resale restrictions under Applicable Securities Legislation and (ii) covenants that the Notes may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration and prospectus requirements of Applicable Securities Legislation, and in compliance with Applicable Securities Legislation.  In connection with any transfer of the Notes other than (i) pursuant to an effective registration statement, (ii) to the Parent or (iii) pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”)following the applicable holding period, the Parent may require the transferor thereof to provide to the Parent an opinion of counsel selected by the transferor and reasonably acceptable to the Parent, the form and substance of which opinion shall be reasonably satisfactory to the Parent, to the effect that such transfer does not require registration of such transferred Notes under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.  Notwithstanding the provisions set forth above, no such restriction shall apply to a transfer by a Purchaser that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Purchaser, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Purchaser’s spouse, children or grandchildren or a trust for the exclusive benefit of an individual Purchaser, provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement and the transfer is permitted under Applicable Securities Legislation.

(b)U.S. Legends.  Certificates evidencing the Notes shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required as set forth in this Agreement: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY FOREIGN JURISDICTION OR ANY STATE WITHIN THE UNITED STATES.  SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH

RULE 144 PROMULGATED UNDER SUCH ACT, OR SUCH FOREIGN OR STATE SECURITIES LAW OR UNLESS THE PARENT HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE PARENT AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)Removal of U.S. Legends.  The legend set forth above shall be removed and the Parent shall issue a certificate without such legend or any other “restrictive” legend to the holder of the applicable Notes upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Notes are registered for resale under the Securities Act pursuant to an effective registration statement, (ii) such Notes are sold or transferred pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Parent), or (iii) such Notes are eligible for sale under Rule 144 without any limits or restrictions provided in Rule 144.

(d)Original Issue Discount Legend.  The Notes issued on the Closing Date shall bear a legend substantially in the following form:  THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY PROVIDE TO ANY HOLDER OF THIS NOTE (A) THE ISSUE PRICE AND ISSUE DATE OF THIS NOTE, (B) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE AND (C) THE YIELD TO MATURITY OF THIS NOTE.  SUCH REQUEST SHOULD BE SENT TO: 2801 E CAMELBACK RD, SUITE 180, PHOENIX, AZ, 85016.

(e)Acknowledgement.  Each Purchaser hereunder acknowledges (i) that the Parent’s agreement hereunder to remove any legends from the Notes is not an affirmative statement or representation that such Notes are freely tradable and (ii) its primary responsibilities under the Securities Act and Applicable Securities Legislation and accordingly will not sell the Notes or any interest therein without complying with the requirements of the Securities Act and Applicable Securities Legislation.

11.15Exculpation among Purchasers.  Each Purchaser acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Borrowers and their respective officers and directors in their capacities as such, in making its investment or decision to invest in the Borrowers.  Each Purchaser agrees that no other Purchaser, nor the controlling persons, officers, directors, partners, agents, stockholders or employees of any other Purchaser, will be liable for any action heretofore or hereafter taken or not taken by any of them in connection with the purchase and sale of the Notes.

11.16Survival.  This Agreement, amongst other things, sets out obligations of the Loan Parties in addition to any obligations that may be set out in the Notes or other Loan Documents from time to time.  Such obligations are not superseded or replaced by the Notes or any amendment to the Notes, as applicable, and all obligations set out in this Agreement are intended to survive the entering into of the Notes.

11.17Further Assurances.  From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Agreement and the Notes and any agreements executed in connection herewith or therewith.

11.18Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.19Confidentiality.  Purchasers and Noteholder Representative shall hold all non-public information regarding the Borrowers or the Parent obtained by Purchasers and Noteholder Representative pursuant hereto in accordance with Purchasers’ or Noteholder Representative’s, as applicable, customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to Purchasers’ and Noteholder Representative’s agents, employees, subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) by Purchasers or Noteholder Representative as required by law, subpoena, judicial order or similar order and in connection with any litigation, investigation or proceeding, and (iii) by Purchasers or Noteholder Representative as may be required in connection with the examination, audit or similar investigation of such Person.  The obligations of Purchasers under this Section shall supersede and replace the obligations of Purchasers under any confidentiality agreement in respect of this transaction executed and delivered by Purchasers prior to the date hereof.  For greater certainty and notwithstanding any other term of this Agreement, the Purchasers and the Noteholder Representative may freely share information regarding the Borrowers or the Parent or any Subsidiary among each other.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARENT:

TILT HOLDINGS INC., a British Columbia corporation

By:	/s/ Tim Conder
Name:	Tim Conder
Title:	Interim CEO

Address:
2801 E CAMELBACK RD, SUITE 180
PHOENIX, AZ 85016
Email:	[***]

BORROWERS:

JIMMY JANG, L.P., a Delaware limited partnership

By:	JIMMY JANG HOLDINGS INC., a British Columbia corporation, its general partner

By:	/s/ Tim Conder
Name:	Tim Conder
Title:	Chief Executive Officer

Address:
2801 E CAMELBACK RD, SUITE 180,
PHOENIX, AZ, 85016
Email:	[***]

BAKER TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Tim Conder
Name:	Tim Conder
Title:	President

Address:
2801 E CAMELBACK RD, SUITE 180
PHOENIX, AZ 85016
Email:	[***]

Signature Page to Note Purchase Agreement

JUPITER RESEARCH, LLC, an Arizona limited liability company

By:	/s/ Tim Conder
Name:	Tim Conder
Title:	Chief Executive Officer

Address:
2801 E CAMELBACK RD, SUITE 180
PHOENIX, AZ 85016
Email:	[***]

COMMONWEALTH ALTERNATIVE CARE, INC., a Massachusetts corporation

By:	/s/ Tim Conder
Name:	Tim Conder
Title:	President

Address:
2801 E CAMELBACK RD, SUITE 180
PHOENIX, AZ 85016
Email:	[***]

Signature Page to Note Purchase Agreement

NOTEHOLDER REPRESENTATIVE:

/s/ JORDAN GEOTAS
JORDAN GEOTAS

Address:
[***]

Email Address:	[***]

Signature Page to Note Purchase Agreement

SCHEDULE 1

SCHEDULE OF PURCHASERS

PURCHASER	ORIGINAL PRINCIPAL BALANCE OF NOTES ISSUED ON CLOSING DATE
JUPITER SELLERS ACCOUNT LLC	$400,000.00
MAK ONE, LLLP	$1,645,800.00
RHC 3, LLLP	$581,880.00
SHELDRAKE INTERESTS LLC	$133,120.00
JORDAN GEOTAS	$167,700.00
DANIEL SANTY	$71,500.00
TOTAL	$3,000,000.00